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SUBORDINATION AGREEMENT

        This Subordination Agreement (this "Agreement") is made this 3rd day of July 2002 by and between Wedge Energy Services, L.L.C. a Delaware limited liability company ("WEDGE"), The Frost National Bank ("Frost Bank") and Pioneer Drilling Company ("Pioneer") and Pioneer Drilling Services, Ltd. (the "Partnership").

        WHEREAS, WEDGE intends to enter into the Debenture Agreement of even date herewith in the principal amount of $25,000,000, as described in that certain Debenture Purchase Agreement (hereinso called) of even date herewith and to enter into a Debenture Agreement on the Subsequent Closing Date (as that term is defined in the Debenture Purchase Agreement) in the principal amount of $3,000,000 (both Debenture Agreements reflecting the aggregate amount of $28,000,000 are hereinafter collectively referred to as the "Subordinated Debenture"); and

        WHEREAS, Frost Bank currently has outstanding to Partnership the following loans:

        A. Loan evidenced by that certain promissory note (from Pioneer) in the principal face amount of $9,000,000 dated August 11, 2000 which is governed by that certain Loan Agreement, dated August 11, 2000 (as amended by the certain First Amendment to Loan Agreement dated December 31, 2000, the "$9,000,000 Loan Agreement"),

        B. Loan evidenced by that certain promissory note in the principal face amount of $6,000,000 dated March 29, 2002 which is governed by that certain Loan Agreement, dated March 30, 2001 (as amended by the certain First Amendment to Loan Agreement dated October 9, 2001, the "$6,000,000 Loan Agreement"),

        C. Loan evidenced by that certain promissory note in the principal face amount of $1,000,000 dated March 19, 2002 which is governed by that certain First Amended and Restated Loan Agreement of even date therewith (as amended from time to time, the "$1,000,000 Loan Agreement");

        D. Loan evidenced by that certain promissory note in the principal face amount of $7,000,000 dated may 24, 2002 which is governed by that certain Loan Agreement of even date therewith (as amended from time to time, the "$7,000,000 Loan Agreement");

The foregoing promissory notes are hereinafter referred to collectively as the "Notes." The $9,000,000 Loan Agreement, the $6,000,000 Loan Agreement, the $1,000,000 Loan Agreement and the $7,000,000 Loan Agreement are herein after referred to collectively as the "Frost Loan Agreement."

Each of such loans is secured by certain of the assets of the Partnership pursuant to various security agreements executed in connection therewith (collectively the "Security Agreement"). The Frost Loan Agreement would otherwise prevent the issuance of the Subordinated Debenture without the consent of Frost Bank. The Frost Loan Agreement, Notes, Security Agreement, and any renewals and extensions thereof, are collectively referred to herein as the "Frost Superior Indebtedness"; and

        WHEREAS, the American Bank, N.A. ("American Bank") has entered into a Loan Agreement (the "American Loan Agreement") with Pioneer under which Pioneer borrowed $3,000,000.00, evidenced by one or more notes issued under the American Loan Agreement (the "Notes") which Notes are to be secured by certain real estate and assets of the Partnership pursuant to a Deed of Trust and Security Agreement (the "Security Agreement"). The American Loan Agreement, Notes and Deed of Trust and Security Agreement and any renewals and extensions thereof, are collectively referred to herein as the "American Superior Indebtedness"); and

        WHEREAS, WEDGE has agreed to subordinate the Subordinated Debenture and any renewals and extensions thereof (the "Inferior Indebtedness") to the Frost Superior Indebtedness and the American Superior Indebtedness (collectively, the "Superior Indebtedness"):

        NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS, that WEDGE, in consideration of the premises, and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, the receipt and sufficiency of which consideration is hereby acknowledged, HAS COVENANTED AND AGREED, and does hereby COVENANT AND

AGREE, that the Inferior Indebtedness shall be, and the same is hereby made subject and inferior to the Frost Superior Indebtedness and the parties hereto agree as follows:

        1.    Consent of Lender and Subordination. Frost Bank does hereby consent to the issuance by Pioneer of two Convertible Subordinated Debentures to WEDGE totaling $28,000,000.00 on the following express conditions;

          a.    The first of such two Convertible Subordinated Debentures shall be given in exchange for that certain Subordinated Debenture, Series A, due October 9, 2006 in the principal amount of $18,000,000;

          b.    The proceeds of the first of such two Convertible Subordinated Debentures shall be used to pay all amounts owing on the promissory note payable to Frost Bank in the principal face amount of $7,000,000 dated may 24, 2002; and

          c.    Until the Frost Superior Indebtedness is paid in full, including any renewals or extensions thereof, the payment of the Inferior Indebtedness shall be subordinated to the payment of the Frost Superior Indebtedness in accordance with the terms of this Agreement.

        2.    Payments on Inferior Indebtedness. In accordance with the Subordinated Debenture, WEDGE shall be entitled to receive payments of simple interest only on a semi-annual basis for a period of five years from the issuance of the Subordinated Debenture, with the full amount of principal and any unpaid interest being due and payable on the date five years from the date of the Subordinated Debenture. However, from and after an event of default under either of the Superior Indebtedness and the failure of Pioneer to cure such default pursuant to any contractual right to cure such default, no further payments shall be made with respect to the Inferior Indebtedness (until the Superior Indebtedness is paid in full) and any amount of principal or interest paid by Pioneer to WEDGE after an event of default under either of the Superior Indebtedness, shall be held in trust for the benefit of the Frost Bank and American Bank, on a pro rata basis based upon the amount owing Frost Bank and American Bank respectively.

        3.    Insolvency, etc. In the event of (a) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition, or other similar proceeding relating to Pioneer or its property, (b) any proceeding for the liquidation, dissolution, or other winding-up of Pioneer, voluntary or involuntary, and whether or not involving insolvency or bankruptcy proceedings, (c) any assignment by Pioneer for the benefit of creditors, or (d) any distribution, division, marshaling, or application of any of the properties or assets of Pioneer or the proceeds thereof to creditors, voluntary or involuntary, and whether or not involving legal proceedings, then and in such event:

          (i)    all Superior Indebtedness shall first be paid in full (including all principal, premium, if any, and interest, including interest accruing after the commencement of any such proceeding) before any payment or distribution of any character, whether in cash, securities, or other property (other than securities of Pioneer or any other corporation provided for by a plan of reorganization or readjustment or similar plan, the payment of which is subordinated, at least to the extent provided in this Agreement with respect to Inferior Indebtedness, to the payment of all Superior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan) is made in respect of any Inferior Indebtedness;

          (ii)  all principal and premium, if any, and interest on the Inferior Indebtedness shall forthwith become due and payable, and any payment or distribution of any character, whether in cash, securities, or other property (other than securities of Pioneer or any other corporation provided for by a plan of reorganization or readjustment or similar plan, the payment of which is subordinated, at least to the extent provided in this Agreement with respect to Inferior Indebtedness, to the payment of all Superior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan) which would otherwise (but for the terms hereof) be payable or deliverable in respect of any Inferior Indebtedness, shall be paid or delivered directly to the holders of the Superior Indebtedness, until all Superior Indebtedness shall have been paid in full, the holders of the Inferior Indebtedness at the time outstanding irrevocably authorize, empower, and direct all receivers, trustees, liquidators, conservators, fiscal agents, and others having authority in the premises to effect all such payments and deliveries;

          (iii)  each holder of the Inferior Indebtedness at the time outstanding irrevocably authorizes and empowers each holder of the Superior Indebtedness or such holder's representative to demand, sue for, collect, and receive such holder's ratable share of all such payments and distributions and to receipt therefor, and to file and prove all claims therefor and take all such other action, in the name of such holder or otherwise, as such holder of the Superior Indebtedness or such holder's representative may determine to be necessary or appropriate for the enforcement of this Section 3; and

          (iv)  the holders of the Inferior Indebtedness shall execute and deliver to each holder of the Superior Indebtedness or such holder's representative all such further instruments confirming the above authorization, and all such powers of attorney, proofs of claim, assignments of claim, and other instruments, and shall take all such other action as may be requested by such holder of the Superior Indebtedness or such holder's representative to enforce all claims upon or in respect of the Inferior Indebtedness.

        For all purposes of this Agreement, Superior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash equal to the amount of principal, premium, if any, and interest in respect of all Superior Indebtedness at the time outstanding, and in case there are two or more holders of the Superior Indebtedness any payment or distribution required to be paid or delivered to the holders of the Superior Indebtedness shall be paid or delivered to such holders ratably according to the respective aggregate amounts remaining unpaid on the Superior Indebtedness of such holders.

        4.    Payments and Distributions Received. If any payment or distribution of any character (whether in cash, securities, or other property) or any security shall be received by any holder of any of the Inferior Indebtedness in contravention of any of the terms of this Agreement, such payment or distribution or security shall be held in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Superior Indebtedness for application to the payment of all Superior Indebtedness remaining unpaid, on a pro rata basis based upon the amount owing to the holders of the Superior Indebtedness, to the extent necessary to pay all such Superior Indebtedness in full. In the event of the failure of any holder of any of the Inferior Indebtedness to endorse or assign any such payment, distribution or security, any holder of the Superior Indebtedness or such holder's representative is hereby irrevocably authorized to endorse or assign the same.

        5.    Subrogation. In the event that cash, securities, or other property otherwise payable and deliverable to the holders of the Inferior Indebtedness shall have been applied pursuant to this Agreement to the payment of Superior Indebtedness in full, then and in each such case, the holders of the Inferior Indebtedness shall be subrogated to any rights of any holders of Superior Indebtedness to receive further payments or distributions in respect of or applicable to the Superior Indebtedness.

        6.    Acceleration of Inferior Indebtedness. In case any Inferior Indebtedness is declared due and payable because of the occurrence of an Event of Default with respect to the Inferior Indebtedness under circumstances when the terms of Section 2 are not applicable, the holders of such Inferior Indebtedness shall not be entitled to receive payment or distribution in respect thereof until all Superior Indebtedness at the time outstanding shall have been paid in full.

        7.    Notice. In the event that any Inferior Indebtedness shall become due and payable before its expressed maturity on demand of the holder thereof as the result of the occurrence of a default or event of default, Pioneer will give prompt notice in writing of such happening to each holder of Superior Indebtedness.

        8.    Subordination Not Affected, etc. The terms of this Agreement, the subordination effected hereby, and the rights of the holders of the Superior Indebtedness shall not be affected by (a) any amendment of or addition or supplement to any Superior Indebtedness or any instrument or agreement relating thereto, (b) any exercise or non-exercise of any right, power, or remedy under or in respect of any Superior Indebtedness or any instrument or agreement relating thereto, or (c) any waiver, consent, release, indulgence, extension, renewal, modification, delay, or other action, inaction or omission, in respect of any Superior Indebtedness or any instrument or agreement relating thereto or any security therefor or guaranty thereof, whether or not any holder of any Inferior Indebtedness shall have had notice or knowledge of any of the foregoing. In addition, in the event that any holder or prospective holder of Superior Indebtedness reasonably requires a modification or amendment of the terms of this Agreement with respect to the subordination of the Inferior Indebtedness, the Holder agrees to execute any such modification or amendment to this Agreement with respect thereto.

        9.    Obligations Unimpaired. The holder of Superior Indebtedness shall not be prejudiced in the right to enforce subordination of the Inferior Indebtedness by any act or failure to act on the part of Pioneer. The provisions of this Agreement are solely for the purpose of defining the relative rights of the holders of Superior Indebtedness on the one hand and the holders of Inferior Indebtedness on the other hand, and nothing in this Agreement shall (a) impair as between Pioneer and the holder of any Inferior Indebtedness, the obligation of Pioneer, which is unconditional and absolute, to pay to the holder thereof the principal, premium, if any, and interest thereon in accordance with the terms thereof, or (b) prevent the holder of any Inferior Indebtedness from exercising all remedies otherwise permitted by applicable law under this Agreement, subject to the rights, if any, under this Agreement of the holders of Superior Indebtedness.

        IN WITNESS WHEREOF, this instrument has been executed effective the 3rd day of July, 2002.

WEDGE:

BY:	William H. White, President

Frost Bank:
The Frost National Bank
By:
Its:
Pioneer:
Pioneer Drilling Company
By:
Its:
The Partnership
Pioneer Drilling Services, Ltd.
By:	PDC Mgmt. Co., general partner
By:
Its:

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SUBORDINATION AGREEMENT